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DURATEK, INC.
10100 Old Columbia Road
Columbia, Maryland 21046

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2002

To the Stockholders:

        Notice is hereby given that the Annual Meeting of Stockholders of Duratek, Inc. (the "Company") will be held at the Company's principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046 on the 21st day of May, 2002 at 10:30 a.m., Eastern Daylight Savings Time, for the following purposes:

  1.
  To elect six Directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

  2.
  To approve the appointment of KPMG LLP, independent certified public accountants, as the Company's independent auditors for the year ending December 31, 2002.

  3.
  To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

        Holders of record of Common Stock and 8% Cumulative Convertible Redeemable Preferred Stock as of the close of business on March 22, 2002 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
Diane R. Brown Secretary
Columbia, Maryland April 17, 2002

        Whether or not you expect to be present at the Annual Meeting of Stockholders, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.

DURATEK, INC.
10100 Old Columbia Road
Columbia, Maryland 21046

Columbia, Maryland	April 17, 2002

PROXY STATEMENT

        The accompanying Proxy is solicited by and on behalf of the Board of Directors of Duratek, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046 on the 21st day of May, 2002 at 10:30 a.m. Eastern Daylight Savings Time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was April 17, 2002.

        Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or in person to the Chairman of, or the Inspectors of Election at, the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

        The Proxies in the accompanying form will be voted in accordance with the specifications made thereon and where no specifications are given, such Proxies will be voted FOR the nominees for election as directors named herein and FOR the approval of the appointment of KPMG LLP as the Company's independent auditors. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting.

        The terms of the Company's 8% Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), provide that the holders thereof, voting as a separate class, shall have the right to elect a majority of the Company's Board of Directors so long as The Carlyle Group and its affiliates ("Carlyle") own shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders. The remaining directors shall be elected by the vote of the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), and the Convertible Preferred Stock, voting together as a single class. With respect to the election of the majority of the Board of Directors by the holders of the Convertible Preferred Stock, voting as a separate class, such directors shall be elected by a plurality of the votes cast by the holders of shares of Convertible Preferred Stock present in person or represented by proxy at the Annual Meeting. In the election of the remaining directors by the holders of the Common Stock and the Convertible Preferred Stock, voting together as a single class, such directors shall be elected by a plurality of the votes cast by the holders of shares of Common Stock and Convertible Preferred Stock present in person or represented by proxy at the Annual Meeting. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors. On all other matters, including the approval of the appointment of the Company's independent auditors, a majority of the votes cast at the meeting, with a quorum present, is required to approve the matter. Accordingly, abstentions and broker non-votes will not be considered to be votes cast and will have no effect on the outcome of the matter.

        The solicitation of proxies generally will be by mail and by directors, officers, and regular employees of the Company. In some instances, solicitation may be made by telephone or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses in forwarding such materials.

VOTING SECURITIES

        The Board of Directors has fixed the close of business on March 22, 2002 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding capital stock of the Company on March 22, 2002 consisted of 13,493,967 shares of Common Stock and 157,525 shares of Convertible Preferred Stock. For all matters, each share of Common Stock is entitled to one vote, except that in the election of directors, each share of Common Stock is entitled to cast one vote for each director to be elected by the holders of Common Stock; cumulative voting is not permitted. For all matters in which the holders of shares of Convertible Preferred Stock vote with the holders of the Common Stock as a single class, each share of Convertible Preferred Stock entitles the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of the shares of Common Stock into which such share of Convertible Preferred Stock is convertible. The current number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible is 33 1/3, based on a conversion price of $3.00. Accordingly, the outstanding shares of Convertible Preferred Stock represent 5,250,833 votes in the aggregate when voting with the shares of Common Stock as a single class. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of voting stock, representing a majority of the number of votes entitled to be cast.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The terms of the Convertible Preferred Stock provide that the holders of a majority of the Convertible Preferred Stock have the right to elect a majority of the Company's Board of Directors so long as Carlyle owns shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders. Carlyle beneficially owns 145,162 shares of Convertible Preferred Stock outstanding and 3,101,551 shares of Common Stock outstanding, or an aggregate of 42.4% of the outstanding voting securities of the Company, excluding the effects of employee stock options. Accordingly, Carlyle has the ability, through its stock ownership and the terms of the Convertible Preferred Stock, to elect a majority of the Company's Board of Directors and effectively control the Company.

        The following table sets forth, at March 22, 2002, the amount and percentage of the Company's outstanding Common Stock and Convertible Preferred Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table, all directors and officers as a group and all persons, to the knowledge of the Company, beneficially owning more than five percent (5%) of the Company's Common Stock or Convertible Preferred Stock.

	Common Stock			Convertible Preferred Stock
	Number of Shares		Percent of Class Outstanding	Number of Shares		Percent of Class Outstanding
Daniel A. D'Aniello	3,101,551	(1)	23.0%	145,162	(1)	92.2%
Robert E. Prince	291,410	(2)	2.1%	—		—
Earle C. Williams	10,200	(3)	*	—		—
Admiral James D. Watkins	2,900	(3)	*	—		—
George V. McGowan	5,500	(3)	*	—		—
Dr. Francis J. Harvey	9,000	(3)	*	—		—
Robert F. Shawver	82,350	(2)	*	—		—
C. Paul Deltete	42,050	(2)	*	—		—
Thomas E. Dabrowski	104		*	—		—
Regan E. Voit	8,104	(2)	*	—		—
Directors & Executive Officers As a Group (15 persons)	3,600,074	(4)	26.0%	145,162		92.2%
Name and Addresses of Other 5% Holders of Common or Convertible Preferred Stock
The Carlyle Group 1001 Pennsylvania Avenue, NW Washington, DC 20004-2505	3,101,551	(5)	23.0%	145,162		92.2%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	891,100		6.6%	—		—
Ashford Capital Management P.O. Box 4172 Wilmington, DE 19807	869,100		6.4%	—		—
Harold C. Simmons, Trustee The Combined Master Retirement Trust Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240	851,200		6.3%	—		—
William D. Witter, Inc. 153 East 53rd Street 51st Floor New York, NY 10022	761,510		5.6%	—		—
Soros Capital Offshore Partners LDC C/o Coutts & Co. Limited West Bay Road, George Town Grand Cayman, Cayman Islands British West Indies	—		—	9,308		5.9%

*
The number of shares owned is less than one percent of the outstanding shares of Common Stock.

(1)
Mr. D'Aniello is a Managing Director of Carlyle and, as a result, may be deemed to beneficially own the shares of Common Stock and Convertible Preferred Stock beneficially owned by Carlyle. However, Mr. D'Aniello disclaims beneficial ownership of such shares.

(2)
Includes options to purchase 215,110, 74,050, 28,250, and 8,000 shares of Common Stock for Messrs. Prince, Shawver, Deltete, and Voit, respectively, which are exercisable within 60 days.

(3)
Includes options to purchase 2,000 shares of Common Stock for each of Messrs. Williams, Watkins, McGowan and Harvey, which are exercisable within 60 days.

(4)
Includes options to purchase 373,841 shares of common stock for the executive officers and directors as a group, which are exercisable within 60 days.

(5)
Does not include shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. The shares of Convertible Preferred Stock are convertible into 4,838,733 shares of Common Stock. Assuming the conversion of the Convertible Preferred Stock into Common Stock, Carlyle would own 7,940,284 shares of Common Stock or 42.4% of the Common Stock. In all instances, the shares are owned by partnerships sponsored and controlled by Carlyle.

PROPOSAL I

ELECTION OF DIRECTORS

        Six directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualify. It is intended that the Proxies will be voted for the following nominees, but the holders of the Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, age, position with the Company, the year in which first elected a director of the Company, principal occupation and certain other information concerning each of the nominees.

        The terms of the Convertible Preferred Stock provide that the holders thereof, voting as a separate class, have the right to elect a majority of the Company's Board of Directors so long as Carlyle owns shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders. Messrs. D'Aniello, Williams, and Harvey are the designees of the holders of the Convertible Preferred Stock to the Company's Board of Directors. The remaining directors shall be elected by the vote of the holders of the Common Stock and the Convertible Preferred Stock voting together as a single class.

Convertible Preferred Stock Designees

        Daniel A. D'Aniello, 55, has been Chairman of the Board and a director of the Company since January 1995. He has been a Managing Director and a founding partner of The Carlyle Group, a Washington, D.C. based private merchant bank, since 1987. Mr. D'Aniello was Vice President, Finance and Development for Marriott Corporation, a hospitality company, from 1981 to 1987. He currently serves on the Board of Directors for Baker & Taylor, Inc., IT Group, Inc., Pharmaceutical Research Associates, Gemini Air Cargo, Inc., and Vought Aircraft Industries, Inc. Mr. D'Aniello is a magna cum laude graduate of Syracuse University, where he was a member of Beta Gamma Sigma, and a graduate of the Harvard Business School, where he was a Teagle Foundation Fellow.

        Earle C. Williams, 72, has been a director of the Company since January 1995. He served on the Board of Directors of BDM International, Inc., an information technology professional services firm, from 1972 until 1997 and was the President and Chief Executive Officer of that company from 1972 until 1992. Mr. Williams also serves on the Board of Directors of BTG, Inc. Mr. Williams has a Bachelor of Science in Electrical Engineering from the Auburn University.

        Dr. Francis J. Harvey, 58, has been a director of the Company since January 1999. Dr. Harvey is the former Chief Operating Officer of Westinghouse Electric Corporation's Industries and Technology

Group. Dr. Harvey held various professional, management and executive positions within Westinghouse from 1969 to 1997. Dr. Harvey earned his doctorate in Metallurgy and Material Sciences from the University of Pennsylvania and his Bachelor of Science at the University of Notre Dame in Metallurgy Engineering and Material Science. Dr. Harvey currently serves as a director of IT Group, Inc., ViaClix, Inc., Akula Software, Inc., Bridge Bank of Silicon Valley and Kulman Electric Corp. He is also a member of the Board of Regents of Santa Clara University and is on the Board of Advisors of MBA Polymers, Inc., and Gardner Technologies, Inc.

Remaining Nominees

        Admiral James D. Watkins, 75, has been a director of the Company since April 1997. Admiral Watkins was the President of the Joint Oceanographic Institutions, Inc. from 1993 until 2000 and President of the Consortium for Oceanographic Research and Education from 1994 until March 2001. Admiral Watkins was appointed Chief of Naval Operations in 1982 by President Reagan and served as Secretary of Energy under President Bush from 1989 to 1993. Admiral Watkins, a graduate of the U.S. Naval Academy, also has a Masters in Mechanical Engineering from the U.S. Naval Postgraduate School. Admiral Watkins currently serves as a director of IT Group, Inc. and Chairman of the Presidentially appointed Commission on Ocean Policy.

        George V. McGowan, 74, has been a director of the Company since April 1997. Mr. McGowan served as Chairman of the Board and Chief Executive Officer of Baltimore Gas and Electric Company from 1988 to 1992. Mr. McGowan served as Chairman of the Executive Committee and director of Baltimore Gas and Electric Company and Constellation Energy Group until April 2000. Mr. McGowan currently serves as a director of Organization Resources Counselors, Inc. Mr. McGowan has a Bachelor of Science in Mechanical Engineering from the University of Maryland.

        Robert E. Prince, 55, has been President and Chief Executive Officer of the Company since 1990 and a director since 1991. He founded General Technical Services, Inc., the predecessor to the Company, in October 1984 and was President and Chief Executive Officer from 1987 to 1990. Mr. Prince, a graduate of the U.S. Naval Academy, served as an officer on nuclear submarines. He also has a Masters in Business Administration from the Wharton School of Finance of the University of Pennsylvania. Mr. Prince is a certified naval nuclear engineer.

Information Regarding the Board of Directors and Certain Committees

        During 2001, there were 7 meetings of the Board of Directors of the Company. Each director attended at least 75% of the combined total number of meetings of the Board and the Board committees of which he was a member. The Board of Directors of the Company has an Executive Committee, Compensation Committee and Audit Committee.

        The Executive Committee, currently consisting of Daniel A. D'Aniello, Chairman, Dr. Francis J. Harvey and Robert E. Prince, meets on call and has authority to act on most matters during the intervals between Board meetings. The Executive Committee met one time during 2001.

        The Compensation Committee, currently consisting of Dr. Francis J. Harvey, Chairman, Admiral James D. Watkins and Daniel A. D'Aniello, establishes the compensation for the executive officers of the Company, generally reviews benefits and compensation for all of the Company's officers and administers the Company's stock option plan. The Compensation Committee met one time in 2001.

        The Audit Committee, currently consisting of Earle C. Williams, Chairman, George V. McGowan and Dr. Francis J. Harvey, reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board of Directors the appointment of the independent certified public accountants, subject to the ratification by the stockholders at the Annual Meeting, to serve as auditors for the following year in examining the corporate accounts of the Company. The Audit Committee met nine times in 2001.

Compensation of Directors

        For 2001, Admiral Watkins and Messrs. McGowan and Williams each received a total of $20,000 for their service on the Board of Directors and the board committees on which they served. Dr. Harvey received a total of $145,000 for his service on the Board of Directors, committees and as a consultant to the Company for the board. In addition, Admiral Watkins and Messrs. McGowan, Williams, and Harvey each were granted options to purchase 10,000 shares of Common Stock at the fair market value at the time of the grant. No other director received any compensation for his service on the Board of Directors or any committees thereof during 2001.

EXECUTIVE OFFICER COMPENSATION

        The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the chief executive officer and the next four most highly compensated executive officers of the Company. No stock appreciation rights ("SARs") were granted during 2001 nor have any SARs been granted at any time in prior years.

SUMMARY COMPENSATION TABLE

							Long Term Compensation Awards
	Annual Compensation(1)
							Securities Underlying Options Granted (#)(4)
Name and Principal Position	Year	Salary($)		Bonus($)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)		All Other Compensation ($)(5)
Robert E. Prince President and Chief Executive Officer	2001 2000 1999	240,000 240,000 240,000		— — 88,800	47,186 166,538 —	— — 698,849	25,000 25,000 323,100	5,250 5,204 5,111
Robert F. Shawver Executive Vice President and Chief Financial Officer	2001 2000 1999	167,155 167,155 167,155		— — 48,450	27,287 96,307 —	— — 209,248	16,000 15,000 103,000	900 5,130 5,186
C. Paul Deltete Senior Vice President	2001 2000 1999	180,000 160,000 155,250		— — 45,000	— — —	— — —	15,000 25,000 10,000	5,250 5,183 5,090
Thomas E. Dabrowski Senior Vice President	2001 2000	250,000 139,423	(6)	141,100 92,653	— —	— —	15,000 60,000	4,913 —
Regan E. Voit Senior Vice President	2001 2000	185,800 103,619	(7)	— —	— —	— —	15,000 40,000	2,501 —

(1)
No executive officer named above received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for 2001 in the Summary Compensation Table.

(2)
Represents cash awards under the Company's Senior Executive Long Term Performance Award Plan with respect to the achievement of performance criteria in 1999 and 2000. All of the after-tax portion of the awards were applied to reduce the amount of the outstanding advances by the Company to the executives. See "Compensation Committee Report on Executive Compensation" and "Certain Transactions."

(3)
Represents 121,539 and 36,391 restricted stock units granted to each of Messrs. Prince and Shawver, respectively, on November 2, 1999, which grants were subject to stockholder approval of the GTS Duratek, Inc. 1999 Stock Option and Incentive Plan (the "1999 Plan"). The closing price of the Company's Common Stock on the date of the grant was $5.75. The restricted stock units vest ratably over a four-year period, with 20% vesting on January 2, 2000 and on each of the next four anniversaries thereof. At December 31, 2001, the value of the restricted stock units for Messrs. Prince and Shawver were $543,279 and $162,668, respectively, based on the price of the Company's Common Stock on that date of $4.47 per share. The restricted stock units do not have voting rights or the right to receive dividends. The restricted stock units were granted to Messrs. Prince and Shawver under the 1999 Plan. The stockholders approved the 1999 Plan in May 2000.

(4)
Includes options to purchase Common Stock that were granted on May 2, 2001 for Messrs. Prince, Shawver, Deltete, Dabrowski and Voit.

(5)
Consists of Company matching contributions to the Company's 401(k) Savings Plan.

(6)
Reflects salary paid to Mr. Dabrowski from the commencement of his employment with the Company on June 8, 2000.

(7)
Reflects salary paid to Mr. Voit from the commencement of his employment with the Company on June 8, 2000.

Options Granted in Last Fiscal Year

        The following table sets forth-certain information relating to options granted in 2001 to purchase shares of Common Stock of the Company.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)*
	Number of Securities Underlying Options Granted (#)
		Percent of Total Options Granted in Fiscal Year
Name			Exercise or Base Price per Share(1)	Expiration Date
					5%	10%
Robert E. Prince	25,000	8.0%	$3.92	5/2/11	$61,650	$156,187
Robert F. Shawver	16,000	5.1%	$3.92	5/2/11	$39,456	$ 99,960
C. Paul Deltete	15,000	4.8%	$3.92	5/2/11	$36,990	$ 93,712
Thomas E. Dabrowski	15,000	4.8%	$3.92	5/2/11	$36,990	$ 93,712
Regan E. Voit	15,000	4.8%	$3.92	5/2/11	$36,990	$ 93,712

*
The 5% and 10% assumed rates of stock appreciation used to calculate potential gains to optionees are mandated by the rules of the Securities and Exchange Commission.

(1)
Options were granted at 100% of fair market value on the date of the grant.

(2)
These dollar amounts are the result of calculations of assumed annual rates of stock price appreciation from the dates of the grant of the option awards to the date of the expiration of such options of 5% and 10%, the two assumed rates being required under the rules of the Securities and Exchange Commission. Based on these assumed annual rates of stock price appreciation of 5% and 10%, the Company's stock price at May 2, 2011 is projected to be $6.39 and $10.17, respectively. These assumptions are not intended to forecast future appreciation of the Company's stock price. Indeed, the Company's stock price may increase or decrease in value over the time period set forth above. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

        The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options and the value of unexercised options at the end of 2001 for the executive officers whose compensation is reported in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES
DURING 2001 AND YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2001 Exercisable / Unexercisable	Value of Unexercised In the Money Options at December 31, 2001(1) Exercisable / Unexercisable
Robert E. Prince	—	—	215,110/177,990	$0/$13,750
Robert F. Shawver	—	—	74,050/71,950	$0/$8,800
C. Paul Deltete	—	—	26,500/45,500	$0/$8,250
Thomas E. Dabrowski	—	—	0/75,000	$0/$8,250
Regan E. Voit	—	—	8,000/47,000	$0/$8,250

(1)
Calculated based on the closing price of the Company's Common Stock ($4.47) as reported by the Nasdaq National Market on December 31, 2001. An "In-the-Money" option is an option for which the option price of the underlying stock is less than the market price at December 31, 2001, and all of the value shown reflects stock price appreciation since the granting of the option.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        The Company has entered into employment agreements with Messrs. Prince, Shawver, Deltete, Dabrowski, and Voit. Under the terms of the employment agreement between the Company and Mr. Prince, he will hold the offices of President and Chief Executive Officer. As compensation for his services, Mr. Prince will receive an initial base salary of $200,000 per annum. The employment agreement between the Company and Mr. Shawver provides that he will hold the offices of Executive Vice President and Chief Financial Officer and will receive an initial base salary of $140,000 per annum. Under the terms of the employment agreement between the Company and Mr. Deltete, he will hold the office of Senior Vice President of Operations and will receive an initial base salary of $130,000 per annum. Under the terms of the agreement between the Company and Mr. Dabrowski, he will hold the office of President for the Duratek Federal Services, Inc. subsidiary and will receive an initial base salary of $250,000. Under the terms of the agreement between the Company and Mr. Voit, he will hold the office of President of Barnwell Operations and Senior Vice President of the Company and will receive an initial base salary of $185,800. Increases in the base salary of Messrs. Prince, Shawver, Deltete, Dabrowski and Voit may be upwardly adjusted by the Compensation Committee in its discretion. The employment agreements also provide that the Compensation Committee shall consider in good faith the amount of bonus which each may receive and the amount of such bonus shall be determined with reference to the performance of each executive and the performance and results of operations of the Company.

        The agreements may be terminated by the Company (i) upon the long-term disability of the employee, (ii) upon the employee's death, (iii) for cause or for good reason (each as defined in the agreements), or (iv) upon six months notice to the employee. Messrs. Prince or Shawver may terminate their employment agreements under certain circumstances upon six months notice. If the agreements are not terminated, they shall terminate upon the third anniversary from the date of the agreements, provided that if neither party has given notice to the other not to extend the agreement, such employment agreements will be automatically extended, on a day-to-day basis, to a date which is six months after the date on which a notice not to extend is first given. Neither the Company nor Messrs. Prince, Shawver, or Deltete have provided a notice not to continue their respective employment agreements. Accordingly, the employment agreements for Messrs. Prince, Shawver and Deltete are continuing on a day-to-day basis until six months after either party to each such agreement provides a notice not to extend the agreement. The initial term of Mr. Dabrowski's employment agreement expires in June of 2002. The initial term of Mr. Voit's employment agreement expires in June of 2003.

        Under the terms of these agreements, if the employee is terminated for good reason or without cause upon the discretion of the Company or the employee resigns with justification, the Company shall pay to the employee all compensation, at the rate then in effect, through the date of such termination, the base salary of the employee, then in effect, for a period of one year from the date of termination and will maintain certain employee benefits for a period of one year from the date of termination. The employment agreements also contain certain non-competition provisions prohibiting the employees, for certain periods of time, from engaging in competing businesses.

Section 16(a) Beneficial Ownership Reporting Compliance

        For 2001, the Company's officers and directors filed all the reports required by the Securities and Exchange Act of 1934 on a timely basis.

Audit Committee Report

        The Audit Committee of the Board of Directors (the "Audit Committee") in fiscal 2001 consisted of Earle C. Williams, Chairman, George V. McGowan and Dr. Francis J. Harvey, all of whom meet the independence and experience requirements of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee's responsibilities are as described in a written Charter adopted by the Board, which was attached as Appendix 1 to the Proxy Statement for the 2001 Annual Meeting of Stockholders.

        The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2001 with management and with the Company's independent auditors, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP their independence.

        Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:
Earle C. Williams (Chairman) George V. McGowan Dr. Francis J. Harvey

Compensation Committee Report on Executive Compensation

        The Compensation Committee is responsible for establishing the compensation for the executive officers of the Company, reviewing benefits and compensation for all of the Company's officers and administering the Company's stock option plans. The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interest of the key executives with those of stockholders. The Compensation Committee reviews the financial performance of the Company and increases to stockholder value annually and adjusts the compensation of key executives based on the improvements achieved.

        The Company adopted an Executive Compensation Plan in order to formalize the determination of the annual compensation of the Company's executive officers. The purpose of the plan is to attract, retain and motivate key management employees and to align the financial interests of the Company's executive officers with those of the Company's stockholders. Under the plan, the executive officers' compensation is structured in such a way so that a meaningful portion is "at risk," with annual incentives intended to provide between 20% and 50% of total compensation. Senior management employees who are recommended by the President and Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Executive Compensation Plan and for 2001 the eligible participants consisted only of the executive officers named in the Summary Compensation Table. The Executive Compensation Plan is administered and all salary and bonuses are at the sole discretion of the Compensation Committee.

        The Executive Compensation Plan consists of three components of compensation: base salary, annual cash performance bonus and long-term stock option grants. The base salary and any raises for the Company's Chief Executive Officer are determined by the Compensation Committee. The base salary and raises for the other executive officers are determined by the Chief Executive Officer. The annual cash performance bonus is designed to reward executive officers for their contributions to corporate and business unit objectives, and for individual performance. The bonus is expressed as a percentage of the executive officer's base salary for such fiscal year. The amount of the bonus earned by each executive officer, as a percentage of the executive officer's base salary, is dependent upon the performance of the Company during the fiscal year as compared to budgeted amounts. The plan is based upon net income. In addition to salary and cash bonus, the Compensation Committee can award options to purchase shares of the Company's Common Stock. All option awards are at the sole discretion of the Compensation Committee and are based on competitive market compensation data.

        In addition, during 1999, the Company adopted a Senior Executive Long Term Performance Award Plan in order to formalize a program whereby the Company, upon the achievement of certain performance criteria, could make awards to Messrs. Prince and Shawver for the purpose of reducing their outstanding advances from the Company. The Company made the advances to Messrs. Prince and Shawver in order to enable them to exercise certain options and retain the underlying stock, evidencing the long-term commitment of these senior managers to the Company. The plan is administered by the Compensation Committee. The criteria for awards under this plan is determined by the Compensation Committee, but is based upon performance achievement by Messrs. Prince and Shawver that creates, or is likely to create, long-term sustainable increases in stockholder value. The purpose of the plan is to align key members of senior management with the financial interests of the Company by focusing on the achievement of key strategic initiatives that could have the effect of creating long-term sustainable increases to stockholder value. This plan is separate from the Executive Compensation Plan which is intended to recognize the achievement of annual financial performance targets.

        The Company has certain broad-based employee benefit plans in which all employees, including the named executive officers, are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 2001, the Company also made a matching contribution for those participants to the Company's 401(k) Savings Plan.

        Mr. Prince's 2001 Compensation.    Mr. Prince's 2001 compensation was determined pursuant to the terms of the Executive Compensation Plan and consistent with the terms of his employment agreement with the Company. Mr. Prince's base salary for 2001 was not changed and remained at $240,000.

Mr. Prince did not earn an annual cash performance bonus for 2001, due to the fact that the Company did not achieve its budgeted financial results for 2001. The Compensation Committee awarded Mr. Prince options to purchase 25,000 shares of the Company's Common Stock in May 2001. The Compensation Committee awarded Mr. Prince $47,186 in March 2001 under the Senior Executive Long Term Performance Award Plan with respect to the achievement of performance criteria in 2000, specifically the completion of the WMNS acquisition, award and extension of key long term federal contracts, and increase in bank facility capacity from $65 million to $135 million. The entire after-tax portion of this award was used to reduce Mr. Prince's outstanding advance from the Company.

        Compensation of other Executive Officers and Employees.    The compensation of the other executive officers of the Company named in the Summary Compensation Table was determined consistent with the terms of the Executive Compensation Plan, taking into account individual performance and additional responsibility taken on. Messrs. Shawver, Deltete, and Voit did not earn an annual cash performance bonus for 2001 due to the fact that the Company did not achieve its budgeted financial results for 2001. Mr. Dabrowski received a bonus of $141,100 per the terms of his employment agreement as a result of the Federal Services Group achieving its budgeted financial results for 2001. The Compensation Committee awarded to each of Messrs. Shawver, Deltete, Dabrowski and Voit options to purchase 16,000, 15,000, 15,000 and 15,000 shares of the Company's Common Stock, respectively. The Compensation Committee awarded Mr. Shawver $27,287 in March 2001 under the Senior Executive Long Term Performance Award Plan with respect to the achievement of performance criteria in 2000, specifically the completion of the WMNS acquisition, award and extension of key long term federal contracts, and increase in bank facility capacity from $65 million to $135 million. The entire after-tax portion of this award was used to reduce Mr. Shawver's outstanding advance from the Company.

        The Compensation Committee continuously reviews the compensation policies of the Company to attract, retain and provide appropriate incentives for the highest quality professional personnel in order to maintain the Company's competitive position in the environmental technology and services industries, and thereby seeks to provide for the long-term success of the Company and the interests of its stockholders.

        Compensation Deductibility Policy.    Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to the five most highly compensated executive officers. Performance-based compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" as defined for purposes of Section 162(m). All of the members of the Compensation Committee qualify as "outside directors." The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of the Company.

Dr. Francis J. Harvey (Chairman) Admiral James D. Watkins Daniel A. D'Aniello

Compensation Committee Interlocks and Insider Participation

        During 2001, Dr. Harvey, Admiral Watkins and Mr. D'Aniello served as members of the Compensation Committee. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Performance Graph

        As part of the proxy statement disclosure requirements mandated by the Securities and Exchange Commission, the Company is required to provide a five-year comparison of the cumulative total stockholder return on its Common Stock with that of a broad equity market index and either a published industry index or a company-constructed peer group index. The following graph compares the performance of the Company's Common Stock for the periods indicated with the performance of the CRSP Index for the Nasdaq Stock Market (non-financial) and the Pollution Control Industry Group compiled by Research Data Group (which includes all companies with primary SIC codes 4950, 4953 and 4955 whose stock has been publicly-traded for all of 2001). The comparison assumes $100 was invested on December 31, 1996 in the Company's Common Stock and in each of the foregoing indices and the reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG DURATEK, INC., THE NASDAQ NON-FINANCIAL INDEX
AND THE DOW JONES US POLLUTION CONTROL INDEX

*
$100 invested on 12/31/96 in stock or index—
including reinvestment of dividends.
Fiscal year ending Dcember 31.

CERTAIN TRANSACTIONS

        The Company has advanced loans to Mr. Prince, President and Chief Executive Officer, and Mr. Shawver, Executive Vice President and Chief Financial Officer. The loans bear interest at 5% and are due by December 31, 2002. At December 31, 2001, the balances of the loans were $456,025 and $278,823 for Messrs. Prince and Shawver, respectively.

PROPOSAL II

APPROVAL OF SELECTION OF KPMG LLP AS AUDITORS

        The Board of Directors has selected KPMG LLP to audit the accounts of the Company for the year ending December 31, 2002. KPMG LLP has no financial interest in the Company and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. KPMG LLP has audited the accounts of the Company since 1987. The Delaware General Corporation Law does not require the approval of the selection of auditors by the Company's stockholders, but in view of the importance of the financial statements to the stockholders, the Board of Directors deems it desirable that they pass upon its selection of auditors. In the event the stockholders disapprove the selection, the Board of Directors will consider the selection of other auditors.

        The Board of Directors recommends that you vote in favor of Proposal II in view of the familiarity of KPMG LLP with the Company's financial and other affairs acquired during its previous service as auditors for the Company.

        A representative of KPMG LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

        The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 were approximately $450,000.

Financial Information Systems Design and Implementation Fees

        KPMG LLP performed no financial information system design or implementation work for the Company during the fiscal year ended December 31, 2001.

All Other Fees

        The aggregate fees billed for all other professional services rendered by KPMG LLP for the fiscal year ended December 31, 2001 were approximately $280,000.

        The Audit Committee of the Board of Directors has considered whether the provision of the services covered under the captions Financial Information Systems Design and Implementation Fees and All Other Fees above are compatible with maintaining KPMG LLP's independence.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at the 2003 annual meeting of stockholders must be received by the Company for inclusion in the Company's proxy statement and proxy relating to that meeting no later than December 16, 2002 and must otherwise be in compliance with applicable Securities and Exchange Commission regulations.

        Securities and Exchange Commission rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting. The discretionary voting deadline for the Company's 2003 annual meeting is February 28, 2003. If a stockholder gives notice of such a proposal after the discretionary voting deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's 2003 annual meeting.

OTHER MATTERS

        The Board of Directors of the Company knows of no other matters to be presented for action at the meeting other than that mentioned above. However, if any matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

DURATEK, INC.
10100 Old Columbia Road
Columbia, Maryland 21046

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR COMMON STOCKHOLDERS

        Revoking any such prior appointment, the undersigned hereby appoints Robert E. Prince and Daniel A. D'Aniello and each of them, attorneys and agents, with power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Duratek, Inc., to be held at 10100 Old Columbia Road, Columbia, Maryland 21046 on Tuesday, May 21, 2002 at 10:30 a.m. and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.

The Board of Directors Recommends a vote "FOR" all nominees in Items 1 and "FOR" Item 2.

1.
ELECTION of the following Nominees as Directors: Admiral James D. Watkins, George V. McGowan and Robert E. Prince

☐
FOR all nominees

☐
WITHHOLD AUTHORITY to vote for all Nominees

☐
WITHHOLD AUTHORITY to vote for the following Nominees only: (Write the name of the Nominees in the space below.)

2.
Appointment of KPMG LLP as auditors of the Company for the year ending December 31, 2002.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.
Upon any other matters which may properly come before the meeting or any adjournment thereof.

        The proxy when properly executed will be voted FOR the election of Directors and FOR the appointment of KPMG LLP as auditors, and on any other matters in accordance with the discletion of the named attorneys and agents, if no instructions to the contrary are indicated on the reverse side hereof.

        The undersigned hereby acknowledges receipt of a copy of the Company's 2001 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting.

x
(Signature)
x
(Signature)

Date:

        Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If shares are held jointly, each shareholder name should sign.

DURATEK, INC.
10100 Old Columbia Road
Columbia, Maryland 21046

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR PREFERRED STOCKHOLDERS

        Revoking any such prior appointment, the undersigned hereby appoints Robert E. Prince and Daniel A. D'Aniello and each of them, attorneys and agents, with power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Duratek, Inc., to be held at 10100 Old Columbia Road, Columbia, Maryland 21046 on Tuesday, May 31, 2002 at 10:30 a.m. and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.

The Board of Directors Recommends a vote "FOR" all nominees in Items 1 and 2 and "FOR" Item 3.

1.
ELECTION of the following Nominees as Directors: Daniel A. D'Aniello, Earle C. Williams, and Dr. Francis J. Harvey.

☐
FOR all nominees

☐
WITHHOLD AUTHORITY to vote for all Nominees

☐
WITHHOLD AUTHORITY to vote for the following Nominees only: (Write the name of the Nominees in the space below.)

2.
ELECTION of the following Nominees as Directors: Admiral James D. Watkins, George V. McGowan and Robert E. Prince

☐
FOR all nominees

☐
WITHHOLD AUTHORITY to vote for all Nominees

☐
WITHHOLD AUTHORITY to vote for the following Nominees only: (Write the name of the Nominees in the space below.)

3.
Appointment of KPMG LLP as auditors of the Company for the year ending December 31, 2002.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.
Upon any other matters which may properly come before the meeting or any adjournment thereof.

        The proxy when properly executed will be voted FOR the election of Directors, and FOR the appointment of KPMG LLP as auditors, and on any other matters in accordance with the discretion of the named attorneys and agents, if no instructions to the contrary are indicated on the reverse side hereof.

        The undersigned hereby acknowledges receipt of a copy of the Company's 2001 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting.

x
(Signature)
x
(Signature)

Date:

        Please mark, date and sign as your name appears above and return. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If shares are held jointly, each shareholder name should sign.

QuickLinks

DURATEK, INC. 10100 Old Columbia Road Columbia, Maryland 21046
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 21, 2002
DURATEK, INC. 10100 Old Columbia Road Columbia, Maryland 21046
PROXY STATEMENT
VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL I ELECTION OF DIRECTORS
EXECUTIVE OFFICER COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES DURING 2001 AND YEAR-END OPTION VALUES
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG DURATEK, INC., THE NASDAQ NON-FINANCIAL INDEX AND THE DOW JONES US POLLUTION CONTROL INDEX
CERTAIN TRANSACTIONS
PROPOSAL II APPROVAL OF SELECTION OF KPMG LLP AS AUDITORS
STOCKHOLDER PROPOSALS
OTHER MATTERS
DURATEK, INC. 10100 Old Columbia Road Columbia, Maryland 21046
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY FOR COMMON STOCKHOLDERS
DURATEK, INC. 10100 Old Columbia Road Columbia, Maryland 21046
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY FOR PREFERRED STOCKHOLDERS